Exhibit 99.1

To:	Directors and Executive Officers
Date:	November 21, 2012
RE:	Suspension of Insider Trading—Sarbanes-Oxley Blackout

Please be advised of the following:

1. On November 19, 2012, United Rentals, Inc. (the “Company”) was notified of forthcoming blackout periods for the RSC

401(k) Savings Plan (“RSC Plan”) and the United Rentals, Inc. 401(k) Investment Plan (“UR Plan”) in accordance with the Employee Retirement Income Security Act of 1974. These blackout periods are attributable to: (1) the merger of the RSC Plan into the UR Plan effective January 1, 2013; and (2) the transition of recordkeeping, trustee and investment services for the UR Plan to a new recordkeeper, trustee and investment services provider. Following the merger of the RSC Plan into the UR Plan on January 1, 2013, the merged plan will be known as the United Rentals 401(k) Investment Plan (“Merged Plan”).

2. Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are precluded from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any affected class of equity securities of the Company during such Blackout Period (as defined below). This prohibition is subject to certain limited exceptions.

3. During the Blackout Period, participants in the RSC Plan and UR Plan (after December 31, 2012, the Merged Plan), will be precluded: from directing or diversifying investments in individual accounts, including amounts invested in Company common stock; obtaining a loan; or obtaining a distribution or withdrawal. The Blackout Period is expected to begin for the UR Plan at 4:00 p.m. Eastern Time on December 21, 2012 and for the RSC Plan at 4:00 p.m. Eastern Time on December 31, 2012, and is expected to end for the Merged Plan during the week of January 7, 2013 (the “Blackout Period”).

4. The upcoming Blackout Period constitutes a blackout period for purposes of the Sarbanes-Oxley Act, and as a result, the restrictions on insider trading described in paragraph 2 shall apply to directors and executive officers. The affected class of equity securities in this case is common stock of the Company.

5. To obtain information regarding whether the Blackout Period has begun or ended, or general information regarding the Blackout Period, please contact: Alissa Burroughs, United Rentals, Inc., 6929 E. Greenway Parkway, Ste 200, Scottsdale, AZ 85254, (480) 609-2025.

6. These restrictions are in addition to those imposed by the Company’s Insider Trading Policy. Pursuant to such policy, the Company’s trading window is scheduled to close in mid-December and remain closed until after an expected announcement of the Company’s results of operations in January 2013.

7. If you have any questions concerning this notice, please contact me at (203) 618-7255.

Craig Pintoff

SVP, Human Resources